Exhibit 99.1
Keros Therapeutics to Present at the Guggenheim Healthcare Innovation Conference

LEXINGTON, Mass., November 6, 2024 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”), today announced that Keros’ Chair and Chief Executive Officer Jasbir S. Seehra, Ph.D., will participate in a fireside chat presentation at the Guggenheim Healthcare Innovation Conference on Wednesday, November 13, 2024 at 3:30 p.m. Eastern time.

A live audio webcast of the fireside chat presentation will be available at https://wsw.com/webcast/guggen/kros/1967811 and an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com for up to 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.
Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, elritercept (KER-050), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis. Keros’ second product candidate, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of obesity and for the treatment of neuromuscular diseases.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042